CODE OF ETHICS

THE SHEFFIELD FUNDS, INC.

SECTION 1. STATEMENT OF PURPOSE

The Code of Ethics of The Sheffield Funds, Inc. is designed to provide guidance to persons acting in a fiduciary capacity to the Funds including Fund officers, directors, and employees of the Funds' advisor. The execution of responsibilities to the Fund and personal investment activities should always be governed by the following fiduciary principles:

  The duty at all times to place the interests of shareholders first;
  The obligation of persons acting in a fiduciary capacity to the Funds to not take inappropriate advantage of their positions; and,
  The execution of all personal securities transactions in compliance with the Code of Ethics, and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust.

SECTION 2. DEFINITIONS

  "Fund" means THE SHEFFIELD FUNDS, INC.
  "Access person" means any director, officer, or advisory person of the Fund.
  "Advisory person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his regular functions or duties, makes, participates in, or obtains current information with regard to a recommendation or order for purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains current information concerning recommendations made to the Fund with regard to the purchase or sale of a security. All employees of the Advisor, Sheffield Investment Management, Inc., (SIMI) and Alpha-Line Investments, Inc. (Alpha-Line) are deemed to be advisory persons for the purpose of this Code of Ethics.
  A security "being considered for purchase or sale" is, for the purposes of this Code, any security eligible for purchase or sale by the Fund.
  "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. A Beneficial Owner of a security includes any person who, directly or indirectly, has or shares voting power, investment power (including the power to dispose or direct the disposition of any such security), or the right to acquire any such security within 60 days.
  "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the "Investment Company Act").
  "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.
  "Purchase or sale of a security" includes inter alia, the writing of an option to purchase or sell a security.
  "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies other than The Sheffield Funds.

SECTION 3. EXEMPTED TRANSACTIONS

Except for the reporting requirements under Section 6, the following transactions are exempt from the provisions hereof:

  Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;
  Purchases or sales of securities which are not eligible for purchase or sale by the Fund;
  Purchases or sales which are considered de minimis transactions. Transactions are considered to be de minimis if they involve trading in a large capitalization company (defined as a company listed on a national securities exchange or NASDAQ with a market capitalization of at least $500,000,000, or if the market value of the personal trading in that stock aggregates less than 1,000 shares per week).
  Purchases or sales which receive the prior approval of the Board of Directors, the President of the Fund, or the Compliance Officer because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.
  Purchases in index derivatives, fixed income derivatives, securities that are ineligible for purchase by the Fund, non-financial commodities, direct or indirect investment in illiquid real estate and the writing of covered calls on any security.
  Purchase of securities through dividend reinvestment plans; transactions in corporate mergers, reorganizations, stock splits, tender offers, and other corporate activities that are non-volitional on the part of the investor; gifts of securities and the exercise of rights that were distributed pro-rata to all shareholders.

SECTION 4. PROHIBITIONS

Prohibitions (e) and (f) below apply to all access persons and employees of SIMI. A disinterested director is not subject to trading prohibitions (a) through (d) unless he knew or should have known the security was being traded by the Fund as described in 6(b).

(a) Blackout Periods. Blackout periods during which access persons should not trade for their own account are designed to prevent conflicts of interest between personal and client trades. Primarily the blackout periods are designed to prevent "front-running". Front-running occurs, for example, when an access person buys a security in his own or beneficially-owned account in advance of a client account, expecting the security's price to appreciate as a result of the subsequent client purchase. Front-running may also occur when an access person sells a security he personally or beneficially owns in advance of sales for client accounts.

Blackout periods are as follows:

(i) PENDING BUY OR SELL ORDERS. An access person should not execute a securities transaction for his own account, or accounts for which he is deemed to have a beneficial interest, on a day during which to his actual knowledge at the time of the trade there are pending "buy" or "sell" orders for the Funds in that security until the order is withdrawn or executed.

(ii) PURCHASE BY ACCESS PERSON WITHIN SEVEN DAYS PRIOR TO A PURCHASE BY THE FUND, OR WITHIN SEVEN DAYS AFTER A SALE BY THE FUND.

(iii) SALE BY ACCESS PERSON SEVEN DAYS PRIOR TO A SALE BY THE FUND, OR WITHIN SEVEN DAYS AFTER A PURCHASE BY THE FUND.

The guiding principle behind blackout periods is that access persons should not benefit by the effect on a security's price of trades in the Funds or other client accounts. There may, however, be situations in which purchases in the Funds' account after a personal trade by an access person, and within the seven-day window, are considered to be in the Fund shareholders' best interest and should occur. An example would include a news release after the access person's personal trade which would otherwise prompt a trade in the Fund's holding of a particular security. If a situation occurs in which an access person executes a personal or beneficial trade during a blackout period, the following will be required:

SITUATION:

Purchase by access person during a pending order for the Fund.

Purchase by access person within seven days prior to purchase by the Fund.

Purchase by access person within seven days after a sale by the Fund.

CONSEQUENCE:

The access person will hold the security for at least two months. Should the access person sell prior to the end of the two month period, the access person will disgorge profits to a charitable organization and provide a copy of the canceled check to the compliance officer.

SITUATION:

Sale by access person during pending order for the Fund.

Sale by access person within seven days prior to sale by the Fund.

Sale by access person within seven days after a purchase by the Fund.

CONSEQUENCE:

The access person will disgorge profits to the extent the price received by the access person exceeds the price received/obtained by the Fund.

(b) Short-term trading. Short-term trading (a buy or sell transaction within thirty days of an opposite trade) is discouraged as a frequent practice. In instances where there is no harm to the Fund, access persons may make a short-term trade, but it must be identified as such on the quarterly reporting form. The short-term trade must be presented for review to the Board of Directors at the Funds' next Board meeting. If the Board decides harm occurred to the Funds as a result of the trade, profit from the trade must be disgorged to a charity and a copy of the canceled check provided to the Compliance Officer. The writing of covered calls is expressly permitted and excluded from this section.

(c) Initial public offerings. No access person shall acquire any securities in an initial public offering.

(d) Private placements. Access persons must obtain prior approval by the Fund Board of Directors for any acquisition of securities in a private placement if such investment is permissible under the Fund's prospectus. The approval process should consider whether the investment opportunity should be reserved for the Fund and its shareholders.

(e) Gifts. No access person shall directly or indirectly accept gifts, with a total value in any one year in excess of $100, from any broker dealer who transacts business with the Funds.

(f) Service as a Director. Access persons are prohibited from serving on the Board of Directors of publicly-traded companies without prior authorization from the Funds' Board of Directors.

SECTION 5. PRE-CLEARANCE

All employees are required to pre-clear personal securities transactions with either the President of SIMI or the Compliance Officer. Employees should complete a securities trading request form (Exhibit B) and obtain written authorization prior to effecting: 1) any securities transaction in a personal or beneficially-owned account, or 2) any securities transaction effected by, for or on behalf of any member of their household. Prior approval is not required for transactions excluded from the definition of "Security" under Section 2(i), or for exempt transactions under Section 3.

SECTION 6. REPORTING

(a) Every access person shall report to the Fund the information described in Section 6(c) of this Code of Ethics with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. An access person shall not be required to make a report with respect to transactions effected for any account over which he does not have any direct or indirect influence.

(b) A disinterested director of the Fund need only report a transaction in a security if such director, at the time of that transaction knew, or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the fifteen-day period immediately preceding or after the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase or sale by its investment adviser.

(c) Every report shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information;

(i) The date of the transaction, the title and the number of shares, and the principal amount of each security;

(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) The price at which the transaction was effected;

(iv) The name of the broker, dealer or bank with or through whom the transaction was effected;

(v) Identification of the trade as short-term if an opposite trade was executed with in thirty days; and,

(vii) Identification of any trade which occurred during the blackout periods.

(d) All such reports as required herein shall be in the form as attached hereto as Exhibit A, and shall be submitted to the person so designated by the Fund's Board of Directors (the "Compliance Officer") no later than ten days after the end of each calendar quarter.

(e) If an access person executes personal trades through a brokerage firm, he must direct that firm to supply to the Compliance Officer duplicate copies of confirmations of all personal transactions and copies of periodic statements for all securities accounts.

(f) The Compliance Officer shall notify each person who is an "access person" who may be required to make reports pursuant to these policies and to deliver such person a copy of the Code of Ethics.

(g) The Compliance Officer shall report to the Board of Directors:

1. at the next meeting following the receipt of any such report which contains non-de minimis trades executed during the blackout periods outlined in Section 4.

2. any transaction by the access person not required to be reported to the Board of Directors by subparagraph 1 that he believes nonetheless may be a violation of this policy; and

3. apparent violations of the reporting requirement.

(h) The Compliance Officer shall have discretion not to make a report to the Board of Directors under paragraph (g) if he finds that by reason of the size of the transaction, no manipulative practices could reasonably be found or by reason of the circumstances of the transaction, no fraud or deceit could reasonably be found, in either event, to have been practiced on the Fund in connection with its holding or acquisition of the security or that no other material violation of this Code of Ethics has occurred. A written memorandum of any such findings shall be promptly prepared and shall be filed with reports made pursuant to this policy

(i) The Board of Directors shall consider reports made to it hereunder and shall determine whether the policies established in paragraph (a) have been violated and what sanctions, if any, should be imposed. The Board of Directors shall review the operation of this Code of Ethics at least once a year.

(j) This Code of Ethics, a copy of each report by an access person, any written report or memorandum given hereunder by the Compliance Officer, and lists of all persons required to make reports shall be preserved with the Fund's records for the periods required by Rule 17j-1.

SECTION 7. SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund, SIMI, or Alpha-Line may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.